Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 29, 2007, with respect to the consolidated financial statements of Strategic Outsourcing, Inc. included in the Registration Statement (Form S-1 333-xxxxx) and related Prospectus of SOI Holdings, Inc. for the registration of 000,000 shares of its common stock.
/s/ Ernst & Young LLP
Charlotte, North Carolina
October 29, 2007